Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Vertex Energy, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Vertex Energy, Inc. (the “Company”), of (i) our report dated February 9, 2015, relating to our audits of the financial statements of Heartland Group Holdings, LLC (“Heartland”), which comprise the balance sheets as of February 22, 2014 and February 23, 2013, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements; and (ii) our report dated February 9, 2015, relating to the audit of the interim financial statements of Heartland, which comprise the balance sheet as of December 5, 2014, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the nine-month period then ended, and the related notes to the financial statements, included in the Company’s Current Report on Form 8-K/A filed by the Company with the Securities and Exchange Commission on February 19, 2015.

We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ BKD, LLP

BKD, LLP

Omaha, Nebraska
September 25, 2015